Exhibit 5.3

MUNGER, TOLLES & OLSON LLP

350 SOUTH GRAND AVENUE

50TH FLOOR

LOS ANGELES, CALIFORNIA 90071

(213) 683-9100

November 22, 2023

Southern California Edison Company 2244 Walnut Grove Avenue Rosemead, California 91770

Re:	Registration Statement on Form S-3 (File No. 333-258266)

Ladies and Gentlemen:

We have acted as counsel for Southern California Edison Company, a California corporation (“Southern California Edison”), in connection with the issuance by Southern California Edison of a guarantee (the “Guarantee”) of 22,000,000 7.50% Trust Preference Securities (the “Trust Preference Securities”) of SCE Trust VII, a Delaware statutory trust (the “Trust” and, together with Southern California Edison, the “Offerors”), issued pursuant to the Underwriting Agreement, dated November 16, 2023 (the “Underwriting Agreement”), among the Offerors and the Underwriters named in Schedule I to the Underwriting Agreement.

In our capacity as counsel for the Offerors, we have reviewed the Guarantee and originals or copies of corporate records of the Offerors; certificates of public officials, officers of the Offerors and others; and such other documents as we have deemed necessary or appropriate for the purposes of this opinion. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the legal capacity of all parties executing the documents.

In making our examination of documents executed by parties other than Southern California Edison, we have assumed that such parties had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Underwriting Agreement, the Guarantee, certificates and all oral and written statements and other information of or from responsible representatives of the Offerors, their respective subsidiaries and others provided in connection with the Underwriting Agreement, the Guarantee, and the transactions contemplated thereby.

November 22, 2023

Based on the foregoing, and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that when the Trust Preference Securities have been issued and sold in the manner described in the Underwriting Agreement, and the Guarantee has been executed and delivered, the Guarantee will constitute the valid and binding obligation of Southern California Edison, enforceable against Southern California Edison in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

The law covered by the opinion expressed above is limited to the laws of the State of California as in effect as of this date. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K, relating to the Trust Preference Securities, as filed by Southern California Edison with the Securities and Exchange Commission on or about November 22, 2023 and to the use of our name under the caption “Validity of the Securities and Guarantee” in the related Prospectus dated November 16, 2023. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ MUNGER, TOLLES & OLSON LLP